Exhibit 10.1

WINN-DIXIE STORES, INC. EXECUTIVE SEVERANCE PLAN

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (“Agreement”) is made and entered into between Daniel Portnoy (“Employee”) and Winn-Dixie Stores, Inc., its officers, agents, employees, successors and assigns and any affiliated company, parent, or subsidiary, and their past and present directors, officers, employees, representatives, successors and assigns (“Winn-Dixie”) pursuant to Winn-Dixie Stores, Inc.’s Executive Severance Plan, Plan Number 589, effective January 31, 2008 (“Plan”), with reference to the following facts:

R E C I T A L S

WHEREAS Employee’s job as SVP, Chief Merchandising & Marketing Officer ceased effective January 5, 2011. This date will be referenced herein as Employee’s separation date and/or date of separation.

WHEREAS Employee acknowledges that in order to receive the consideration outlined in the Plan, he/she must execute this Agreement and return it to Winn-Dixie’s Legal Department, Attention: Timothy L. Williams.

WHEREAS Employee acknowledges that the benefits he/she has elected to receive by executing and returning this Agreement are in excess of those he/she would have received from Winn-Dixie if he/she had not elected to execute and return this Agreement.

WHEREAS Employee acknowledges that the benefits he/she will receive as a result of executing this Agreement are not something he/she would have been entitled absent execution of this Agreement.

WHEREAS Employee acknowledges that the benefits he/she will receive as a result of executing this Agreement will expire unless the Agreement is executed and returned to Winn-Dixie within ninety (90) days of the Employee’s separation date.

WHEREAS Employee and Winn-Dixie seek to protect Winn-Dixie against unfair competition and its investment in its workforce.

WHEREAS Employee and Winn-Dixie, each desire to settle, fully and finally, all claims, known or otherwise, that Employee could have asserted based on his/her employment relationship and the separation thereof.

THEREFORE, in consideration of the mutual promises set forth in this Agreement, Employee and Winn-Dixie agree as follows:

Daniel Portnoy
Winn-Dixie Stores, Inc.

General Release and Separation Agreement Winn-Dixie Stores, Inc./Daniel Portnoy Page 2

1.	Winn-Dixie Agrees

In full consideration and as material inducement for Employee’s signing of this Agreement, and agreeing to the releases and promises as provided for herein, Winn-Dixie agrees, in accordance with the Plan:

(a)	to pay Employee a minimum of Two Hundred Eighty-One Thousand Eight Hundred Seventy-Five Dollars and Ten Cents ($281,875.10) (the equivalent of twenty-six (26) weeks of Week’s Gross Pay), less normal withholding tax and FICA deductions, and up to a maximum of One Million One Hundred Twenty-Seven Thousand Five Hundred Dollars and No Cents ($1,127,500.00) (the equivalent of one hundred four (104) weeks of Week’s Gross Pay), less normal withholding tax and FICA deductions, as outlined in the Plan.

(b)	to pay Employee’s monthly COBRA premiums for the cost of continuing the health and dental benefits he/she was enrolled in on Employee’s separation date or as subsequently modified under the health and dental plan change in election rules (including any coverage for spouse and dependents) for up to twenty-four (24) months or through the date on which Participant accepts other employment or otherwise becomes ineligible to receive COBRA coverage, whichever occurs first, as outlined in the Plan.

(c)	if contacted by an employer or prospective employer of Employee, at the direction of Employee, to have its current Senior Vice President, Operations, Larry Appel, discuss Employee’s employment with Winn-Dixie.

(d)	Winn-Dixie shall indemnify Employee as provided in its by-laws in effect during Employee’s employment and provide Directors & Officers liability insurance under which Employee shall be deemed an insured for purposes of coverage for the period of Employee’s employment with Winn-Dixie to the same extent as all other Directors and Officers employed with Winn-Dixie as of Employee’s separation date. Winn-Dixie and Employee each agree to notify the other of any lawsuit or action filed against the other of which either becomes aware, or any lawsuit or action in which Employee is or will be a witness regarding any aspect of his employment with Winn-Dixie.

(e)	to not contest Employee’s entitlement to unemployment benefits, if any, he/she may be entitled to under applicable laws.

Daniel Portnoy
Winn-Dixie Stores, Inc.

General Release and Separation Agreement Winn-Dixie Stores, Inc./Daniel Portnoy Page 3

2.	Complete and Full General Release of All Claims

In consideration for the benefits set out more fully below, Employee, for himself/herself, his/her heirs, successors and assigns, hereby, unconditionally and forever releases and discharges Winn-Dixie and any affiliated company, parent, or subsidiary, and their past and present directors, officers, employees, representatives, successors and assigns from any and all claims, whether known or not, including but not limited to, claims, rights, or amounts for attorneys’ fees, wages, debts or damages of any kind arising out of, but not limited to, his/her hiring, employment, treatment by or separation from employment with Winn-Dixie. This Agreement applies to all claims and causes of action including, but not limited to, claims, arising under any civil rights statutes, including but not limited to the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, the Fair Labor Standards Act of 1938, the Rehabilitation Act of 1973, the National Labor Relations Act, the Florida Civil Rights Act of 1992, or any other local, state or federal law or regulation of whatever kind, or any theory of contract or tort based on events occurring prior to the execution of this Agreement. Furthermore, this Agreement applies to all claims and causes of action including, but not limited to, claims related to any other entitlement to severance from Winn-Dixie under any other plan or agreement. This Agreement, however, will not apply to claims for benefits to which the Employee is eligible under Winn-Dixie-sponsored pension, retirement or health insurance plans.

3.	No Other Filings

Employee represents that he/she has not filed any charges, complaints or other accusatory pleadings against Winn-Dixie or any of its officers, directors, employees or representatives based upon or arising out of any aspect of his/her employment relationship with Winn-Dixie or separation therefrom which may have accrued as of the date of the execution of this Agreement. Employee agrees that if at any time after the execution of this Agreement it is established that he/she violated the terms of this provision, Winn-Dixie shall have the right to seek appropriate relief, including, but not limited to, a permanent injunction restraining Employee from further violations. Employee further agrees that damages for any breach of this provision will be difficult to calculate and that should Employee breach this provision, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and the Plan and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover forty percent (40%) of all payments made to Employee or on his/her behalf as outlined in the Plan as liquidated damages for each such breach. Employee further agrees that with respect to the claims he/she is waiving, he/she is waiving his/her right to recover money or other relief in any action that might be brought on his/her behalf by any other person or entity including, but not limited to, the United States Equal Employment Opportunity Commission, the Department of Labor, or any other (U.S. or foreign) federal, state or local governmental agency or department.

Daniel Portnoy
Winn-Dixie Stores, Inc.

General Release and Separation Agreement Winn-Dixie Stores, Inc./Daniel Portnoy Page 4

4.	Non-Admission of Liability

It is understood and agreed that this Agreement has been reached purely on a compromise basis and is not to be construed as an admission by either Employee or Winn-Dixie of any violation of any federal, state or local law, ordinance, or administrative regulation, or any action in contract or tort which either party could have brought in a subsequent lawsuit.

5.	Return of Materials

Employee agrees to return all equipment owned by Winn-Dixie in his/her possession, custody or control upon his/her Separation date. The term equipment includes, but is not limited to laptops, wireless communication devices, credit cards, access cards or any other equipment specifically assigned to Employee and used for business purposes by Employee (“Equipment”) as SVP, Chief Merchandising & Marketing Officer. The term equipment does not include business cards, office supplies, pencils or any other item not specifically assigned to Employee. Employee further agrees to return all materials, memorandum, notes, records, lists, or any other documents or tangible medium containing proprietary information pertaining to Winn-Dixie’s business or its customers (“Materials”) upon his/her separation date.

Employee and Winn-Dixie further agree that damages for any breach of Employee’s agreement to return materials will be difficult to calculate and that should Employee breach this promise to return materials, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover forty percent (40%) of all payments made to Employee or on his/her behalf as outlined in the Plan as liquidated damages for each such breach. To the extent, Employee discovers that he/she has inadvertently or mistakenly failed to return any of the aforementioned Equipment or Materials, Employee agrees to immediately return the Equipment and/or Materials by way of overnight delivery to Winn-Dixie’s General Counsel. So long as Employee has not used said inadvertently or mistakenly withheld Equipment or Materials to violate any other provision of this Agreement, any such discovery and return of said inadvertently or mistakenly withheld Equipment or Materials shall not subject Employee to liability under this provision.

6.	Non-Solicitation

For one hundred four (104) weeks after his/her separation date, Employee agrees that he/she will not directly or indirectly, without the Winn-Dixie’s prior written consent, solicit employees of Winn-Dixie who worked under Employee’s supervision and with whom Employee had substantial business dealings for the purpose of inducing them to leave their employment with the Company or its affiliates.

Daniel Portnoy
Winn-Dixie Stores, Inc.

General Release and Separation Agreement Winn-Dixie Stores, Inc./Daniel Portnoy Page 5

In the event of any breach by Employee of the above-referenced non-solicitation clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

7.	Non-Disparagement

For one hundred four (104) weeks after his/her separation date, Employee agrees to refrain from publicly or privately either directing any disparaging or defamatory remarks regarding Winn-Dixie or engaging in any form of disparaging or defamatory conduct that disparages Winn-Dixie, portrays Winn-Dixie in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of Winn-Dixie Company or its affiliates. Employee understands and agrees that this restriction prohibits, among other things, the making of disparaging or defamatory remarks regarding Winn-Dixie or engaging in any disparaging or defamatory conduct that disparages, portrays in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of Winn-Dixie to any (1) member of the general public; (2) either customers, vendors or suppliers or potential customers, vendors or suppliers of Winn-Dixie; (3) current, former or prospective employees of Winn-Dixie; or (4) member(s) of the press or other media.

In the event of any breach by Employee of the above-referenced non-disparagement clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

8.	Non-Disclosure

Employee agrees that in his/her position as SVP, Chief Merchandising & Marketing Officer he/she had access to and indeed did review proprietary and confidential information that both was not available to the general public and Winn-Dixie took reasonable steps to protect from being disseminated to the public. This information included, but was not limited to customer, supplier and vendor information; processes; know-how; trade secrets defined as information including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; other valuable confidential business information or professional information that otherwise does not qualify

Daniel Portnoy
Winn-Dixie Stores, Inc.

General Release and Separation Agreement Winn-Dixie Stores, Inc./Daniel Portnoy Page 6

as trade secrets; pricing; marketing strategies; and all other similar and related information of Winn-Dixie. Employee further agrees that Winn-Dixie has a legitimate business interest in protecting substantial relationships with specific prospective or existing customers, vendors, or suppliers; customer or vendor goodwill associated with its business; and extraordinary or specialized training. In light of Employee’s access to this information, Employee furthermore agrees that he/she will not at any time disclose any of Winn-Dixie’s proprietary, secret or confidential information to any person or party, directly or indirectly, for a period of at least five (5) years from the Employee’s separation date

In the event of any breach by Employee of the above-referenced non-disclosure clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of this clause. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

9.	Complete Agreement

It is understood and agreed that this Agreement sets forth the entire agreement between Employee and Winn-Dixie and supercedes any previous agreement between Employee and Winn-Dixie.

10.	Choice of Law

This Agreement is to be construed according to the laws of the State of Florida.

11.	Severability

Should any provision of this Agreement be declared unlawful or invalid, all other provisions shall remain in full force and effect.

Daniel Portnoy
Winn-Dixie Stores, Inc.

General Release and Separation Agreement Winn-Dixie Stores, Inc./Daniel Portnoy Page 7

12.	Acknowledgment

EMPLOYEE REPRESENTS AND ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO ENTERING THIS AGREEMENT, AND THAT HE/SHE HAS BEEN PROVIDED WITH A PERIOD OF AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THE AGREEMENT. EMPLOYEE FURTHER REPRESENTS AND ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT IN ITS ENTIRETY, THAT THE AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY HIM/HER, THAT HE/SHE FULLY UNDERSTANDS ITS CONTENT AND EFFECT, AND, WITHOUT DURESS OR COERCION, KNOWINGLY AND VOLUNTARILY AGREES TO ITS TERMS AND CONDITIONS. EMPLOYEE ALSO ACKNOWLEDGES AND REPRESENTS THAT THE CONSIDERATION PROVIDED IN EXCHANGE FOR THIS AGREEMENT IS OF VALUE TO HIM/HER AND IS NOT ANYTHING TO WHICH HE/SHE IS ALREADY ENTITLED.

EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE MAY REVOKE THIS AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS OF EXECUTING THE AGREEMENT. ANY REVOCATION, HOWEVER, MUST BE IN WRITING AND DELIVERED TO WINN-DIXIE’S SENIOR VICE PRESIDENT OF HUMAN RESOURCES. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED.

Dated this          day of                                                          , 2011.

By:		By:
	Daniel Portnoy		Timothy L. Williams
SVP, General Counsel and
Corporate Secretary

Sworn to and subscribed before me

this          day of                                                          , 2011.